Exhibit 4.14

SECOND AMENDMENT

TO THE PEOPLE’S UNITED BANK, N.A.

401(k) EMPLOYEE SAVINGS PLAN

SIXTH AMENDMENT AND RESTATEMENT

WHEREAS, People’s United Bank, National Association, a national banking association organized under the laws of the United States (the “Bank”), maintains the People’s United Bank, N.A. 401(k) Employee Savings Plan (the “Plan”) for the benefit of certain of its employees who meet certain qualifications and for the qualifying employees of its affiliates that have adopted the Plan; and

WHEREAS, the Plan has always constituted and has always been intended to constitute a tax- qualified Plan meeting the requirements of Section 401(a) of the Internal Revenue Code, as amended from time to time (the “Code”) and all other requirements applicable to the Plan under ERISA; and

WHEREAS, the Plan has been amended from time to time, and restated most recently in the form of the Sixth Amendment and Restatement as of January 1, 2020; and

WHEREAS, the Bank has reserved the right to make amendments from time to time to the Plan as restated, pursuant to Sections 10.1 and 10.2 thereof; and

WHEREAS, upon recommendation of the HR Administrative Committee, the Enterprise Risk Committee has determined to (i) eliminate one investment option from the Plan and (ii) add one new investment option to the Plan, and pursuant to Section 10.2(a) of the Plan has determined to amend the Plan to reflect such changes; and

WHEREAS, the undersigned officer has been duly authorized to execute such amendments.

NOW, THEREFORE, the Bank hereby amends the Plan as follows, effective February 25, 2022:

1. Addendum I is amended in its entirety to read as set forth in Addendum I attached hereto.

2. The amendments made hereby shall become effective as set forth herein, subject to the provisions of this paragraph. If applicable Internal Revenue Service (“IRS”) procedures so permit, the Plan as amended may be submitted to the Internal Revenue Service (the “IRS”) with a request for a written ruling to the effect that the provisions as set forth herein will result in the Plan continuing to be a qualified Plan as set forth in the provisions of Section 401 of the Internal Revenue Code of 1986, as it may from time to time be amended. To the extent that any provisions contained in such amendments would contain any provision which would adversely affect such qualified status in the opinion of the IRS, such provisions, subject to the last sentence of this paragraph, shall become null and void. Further, the Plan shall be subject as of the applicable effective date set forth herein to all provisions of any further amendments so made in response to any suggestions, comments or requests by any personnel of the IRS in connection with the request described in this paragraph. Notwithstanding the foregoing, in the event that any action for declaratory judgment is instituted in the Tax Court in connection with any refusal or failure to issue such written determination by the IRS or any adverse action with respect to such request, the putting into effect of any such amendment shall be further postponed, but all amendments shall be made in accordance with the decision of the Tax Court or such decision as it may be altered or changed upon further proceedings before the Tax Court or any appeal therefrom, all as of the applicable effective date indicated herein.

IN WITNESS WHEREOF, People’s United Bank, N. A., acting by its duly authorized officer, hereby executes this amendment to be effective as herein provided.

PEOPLE’S UNITED BANK, N. A.

By:	/s/ John P. Barnes
John P. Barnes
Its Chief Executive Officer

Date:	February 25, 2022

ADDENDUM I

The investment choices in effect as of February 25, 2022 are set forth in Subpart A below. Unless indicated otherwise below, all the Investment Options are mutual funds. Investment Options available under the Plan prior to February 25, 2022, are identified in A.(2) below.

A.	INVESTMENT OPTIONS.

(1)	(i) American Century U.S. Mid Cap Value Equity Trust

(ii)	American Funds EuroPacific Growth Fund (Class R6)

(iii)	Columbia Dividend Income Fund Institutional 3 Class

(iv)	Columbia Small Cap Value Fund II, Class Y

(v)	Company Stock

(vi)	Janus Henderson Venture N

(vii)	MassMutual Select Mid Cap Growth Class I

(viii)	MFS® Global Real Estate Fund Class R6

(ix)	The Putnam Stable Value Fund (Zero Revenue Share) (collective trust fund)

(x)	T. Rowe Price Growth Stock Trust B

(xi)	Vanguard Institutional Index Fund Institutional Shares

(xii)	Vanguard Mid-Cap Index Fund Institutional Shares

(xiii)	Vanguard Small-Cap Index Fund Institutional Shares

(xiv)	Vanguard Total Bond Market Index Fund Institutional Shares

(xv)	Vanguard Total International Stock Index Fund Institutional Shares

(xvi)	Western Asset Core Plus Bond Fund Class IS

(xvii)	T. Rowe Price Retirement Trusts (Class F) (collective trust fund) – The T. Rowe Price Retirement Trusts (Class F) are:

(1)	T. Rowe Price Retirement 2060 Collective Trust Class F

(2)	T. Rowe Price Retirement 2055 Collective Trust Class F

(3)	T. Rowe Price Retirement 2050 Collective Trust Class F

(4)	T. Rowe Price Retirement 2045 Collective Trust Class F

(5)	T. Rowe Price Retirement 2040 Collective Trust Class F

(6)	T. Rowe Price Retirement 2035 Collective Trust Class F

(7)	T. Rowe Price Retirement 2030 Collective Trust Class F

(8)	T. Rowe Price Retirement 2025 Collective Trust Class F

(9)	T. Rowe Price Retirement 2020 Collective Trust Class F

(10)	T. Rowe Price Retirement 2015 Collective Trust Class F

(11)	T. Rowe Price Retirement 2010 Collective Trust Class F

(12)	T. Rowe Price Retirement 2005 Collective Trust Class F

In addition, the Administrative Committee may offer additional T. Rowe Price Retirement Collective Trust Class F having similar investment characteristics but with later years designated at any time after December 31, 2008.

(xviii) BrokerageLink – the brokerage option which uses OUMI Dreyfus Treasury & Agency Cash Management Institutional Fund as the money market fund for the limited purpose of moving plan assets into and out of BrokerageLink.

The above descriptions of the Investment Funds are for reference only.

(2) Until February 25, 2022 at 4:00 p.m. (or such other time on that date at which the New York Stock Exchange closes) (the “Closing Time”), the following investment (the “Transitional Fund”) shall continue to constitute part of the Fund: Invesco Diversified Dividend Fund R5 Class. No new contributions or other transfers shall be permitted to be made to the Transitional Fund after the Closing Time. Any contributions or other transfers made after the Closing Time that would otherwise be allocable to the Transitional Fund pursuant to directions given in accordance with Section 7.2 of the Plan shall, unless otherwise directed in accordance with provisions of Section 7.2 by the appropriate Account Director prior to the Closing Time, be allocated in accordance with the following chart until the appropriate Account Director gives other instructions as provided by the provisions of Section 7.2 of the Plan:

Current Investment	Map to Following Investment
Invesco Diversified Dividend Fund R5 Class	Columbia Dividend Income Fund Institutional 3 Class

All Account balances held in the Transitional Fund as of the Closing Time shall, unless otherwise directed by the appropriate Account Director prior to such time, be transferred to the correlating substitute investment described in the chart above to which any new contributions directed to such Transitional Fund would be allocated, and invested therein until otherwise directed by the appropriate Account Director in accordance with the provisions of Section 7.2 of the Plan.

B.	Direction of Investments.

In the event a Participant fails to direct the investment of all contributions made to the Fund on his behalf or made by him, all such contributions will be invested as follows:

(i) with respect to Participants who become such or first have contributions credited to an Account established for their benefit after the Closing Time referred to in Subpart A(2) of this Addendum, all such contributions shall be invested in the T. Rowe Price Retirement Trusts (Class F) listed in (A) through (L) of clause (xvii) of Part A(1) of this Addendum I, or any other T. Rowe Price Retirement Trusts (Class F) added pursuant to the last paragraph of such clause (xvii), that under procedures established by the Plan’s third party administrator most closely matches the date on which the Participant is projected to attain his Normal Retirement Date or where otherwise provided under such procedures, to the T. Rowe Price Retirement 2005 Collective Trust (Class F).

(ii) with respect to Participants who had no direction in effect prior to the Closing Time their Account Balance shall be invested in the T. Rowe Price Retirement Trusts (Class F) listed in (A) through (L) of clause (xvii) of Part A(1) of this Addendum I, or any other T. Rowe Price Retirement Trusts (Class F) that is of the same year as the pre-Closing Time T. Rowe Price Retirement Investment.